Exhibit 10.15


                                OPTION AGREEMENT

                                     between

                         RS INVESTMENTS/STONEBRIDGE, LLC
                      a Colorado limited liability company,

                                   as Seller,

                                       and

                              THE GENESEE COMPANY,
                             a Colorado corporation,

                                  as Purchaser






                               December ____, 1999

                                OPTION AGREEMENT


                  THIS OPTION AGREEMENT (this "Agreement") is made as of the ______ day of December, 1999 (the "Effective Date"), by and between RS INVESTMENTS/STONEBRIDGE, LLC, a Colorado limited liability company ("Seller"), and THE GENESEE COMPANY, a Colorado corporation ("Purchaser").


                                    Recitals

                  A.Seller is the fee owner of that certain real property located in the County of Jefferson, State of Colorado, and more particularly described in Exhibit A attached hereto and made a part hereof, together with all improvements thereto and all reversions, remainders, easements, rights-of-way, appurtenances, leases, subleases, agreements, licenses, tenements and hereditaments appertaining to or otherwise benefiting or used in connection with such real property (the "Land").

                  B. The Land consists of 83 finally platted residential lots (the "Lots").

                  C. As used in this Agreement, the term "Property" includes all of the following:

                     (1) The Lots;

                     (2) All right, title and interest of Seller in and to all unexpired warranties, guaranties and bonds, including, without limitation, contractors' and manufacturers' warranties or guaranties, relating to the Property, to the extent that they relate to the Property and are assignable (the "Warranties");

                     (3) All right, title and interest of Seller in and to all governmental permits, licenses, certificates and authorizations relating to the construction, development, use or operation of the Property, to the extent that they relate to the Property and are assignable (the "Permits");

                     (4) All right, title and interest of Seller in and to all site plans, surveys, plats, plans, soil and substratus studies, architectural, construction, road, drainage and utility drawings, plans and specifications, engineering plans and studies, landscape plans, appraisals and environmental studies, and other plans and studies of any kind if existing and in Seller's possession or control that relate to the Property, to the extent that they relate to the Property and are assignable (the "Plans"); and

                     (5) Any and all other rights, privileges, and appurtenances owned by Seller and in any way related to or used in connection with the Property, to the extent that they relate to the Property and are assignable, including, without limitation, rights to use any and all trademarks and trade names relating to the Property (the "Intangible Property").

                     D Seller desires to grant to Purchaser, and Purchaser desires to acquire from Seller, a series of sequential options to purchase the Property upon and subject to the terms and conditions set forth herein.


                                    Agreement

                  NOW, THEREFORE, for the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                         Option to Purchase the Property

                     1.1 Grant of Option. Seller hereby grants to Purchaser an exclusive option to purchase the Property on the terms and conditions set forth herein. This Agreement grants an true option to Purchaser to purchase the Lots, and Purchaser shall have no obligation to purchase any or all of the Lots. If Purchaser fails to purchase sufficient Lots to satisfy the Minimum Aggregate Takedown (as defined below), Seller's sole remedy shall be to terminate this Agreement and retain the Option Payment. Upon such termination, the parties will be relieved of any further obligation under this Agreement, except those which expressly survive termination. In no event shall Purchaser have the right to specific performance or additional damages because of Seller's failure to purchase sufficient Lots to satisfy the Minimum Aggregate Takedown.

                     1.2 Option Payment. Upon the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deliver to Seller $790,000 (the "Option Payment"). The Option Payment (to the extent not previously applied at a Closing) shall only be refundable to Purchaser (other than by application towards the Purchase Price) if this Agreement is terminated pursuant to Section 10.2, if Seller defaults under this Agreement, or as otherwise expressly provided in this Agreement.

                     1.3 Memorandum of Option. Contemporaneously with the delivery by Purchaser of the Option Payment, Seller shall deliver to Purchaser a fully executed and acknowledged Memorandum of Option of the form and content attached hereto as Exhibit D, which may be recorded in the real property records by Purchaser. Upon any termination of this Agreement, Purchaser agrees to immediately execute, acknowledge and deliver to Seller a quit claim deed and termination of the Memorandum of Option, each of form reasonably satisfactory to Seller, quit claiming, releasing and terminating any interest of Purchaser in or to any Lots not previously purchased by Purchaser hereunder. The provisions of this Section 1.3 shall survive the termination of this Agreement.

                     1.4 Closings.

                         1.41 Takedown Notices. Subject to the terms of this
Agreement, Purchaser may from time to time close the purchase of Lots (sometimes referred to herein as a "Takedown"), in groups of not less than the Lot Minimum (as defined below), by delivering to Seller a written notice of such Takedown (a "Takedown Notice"). A Takedown Notice shall


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identify the Lots to be purchased as part of such Takedown, the Closing Date (as defined below), and the appropriate Purchase Price as determined based on the Lot prices set forth on Exhibit B. The minimum number of Lots that may be subject to a Takedown (the "Lot Minimum") shall be the lesser of the following, determined as of the date of the Takedown Notice: (i) _____ Lots; and (ii) the number of Lots remaining in a Phase, if Purchaser elects to Takedown all such Lots.

                         1.4.2 Purchase Price. The purchase price for each
Takedown (the "Purchase Price") shall equal the sum of the prices set forth on Exhibit B for each Lot subject to such Takedown. The applicable Purchase Price, subject to the prorations and adjustments set forth in Article IX, shall be paid at each Closing in cash, by certified or cashier's check, wire transfer, or other immediately available funds. The Option Payment shall be applied to the Purchase Price of the final Lots (excluding any Excluded Lots) subject to this Agreement, such that if Purchaser acquires all of the Lots (excluding the Excluded Lots) under this Agreement, the entire Option Payment will be applied to the Purchase Price of the last Lots acquired by Purchaser hereunder. If Purchaser purchases fewer than all of the Lots (excluding the Excluded Lots) for any reason other than Seller's default, the aggregate Purchase Price for such unpurchased Lots, up to the entire amount of the Option Payment shall be retained by Seller and shall not be applied to the Purchase Price of the Lots actually purchased hereunder.

                         1.4.3 Minimum Takedown Schedule. Purchaser shall be
required to Takedown, in the aggregate, a sufficient number of Lots on or before each "Takedown Deadline" set forth on Exhibit C, so that the aggregate number of Lots purchased in all previous Takedowns equals or exceeds the "Minimum Aggregate Takedown" as set forth on Exhibit C for such Takedown Deadline. Purchaser may satisfy its Minimum Aggregate Takedown requirements in one or more separate Takedowns. In the event that Purchaser fails, prior to any Takedown Deadline, to Takedown an aggregate number of Lots equal to or in excess of the Minimum Aggregate Takedown for such Takedown Deadline, Purchaser shall be in default, and Seller, as its sole remedy, may exercise its rights under Section
10.3 of this Agreement.

                         1.4.4 Phasing. The Lots are divided into phases (the
"Phases") as set forth on Exhibit C. Purchaser shall be required to Takedown Lots by Phases, beginning with the lowest numbered Phase and proceeding to subsequently numbered Phases, except that following Purchaser's Takedown of not less than 75% of the Lots (excluding Excluded Lots (as defined below)) in a particular Phase and 100% of the Lots (excluding Excluded Lots) in all lower number Phases, Purchaser may Takedown Lots in the next higher numbered Phase. Purchaser may Takedown Lots within a given Phases in such order as Purchaser may determine.

                         1.4.5 Closing Dates. The date of closing (a "Closing
Date") for each Takedown shall be designated by Purchaser in its Takedown Notice on a date that is not less than five (5) nor more than 30 days after Seller's receipt of the Takedown Notice, or such earlier business day as Seller and Purchaser mutually agree.

                         1.4.6 Accelerated Takedown. Purchaser shall have the
right to Takedown Lots in excess of the Minimum Aggregate Takedown earlier than the Takedown Deadlines. To the extent Purchaser closes the purchase of Lots in excess of the Minimum Aggregate Takedown prior to the respective Takedown Deadline, the Purchase Price for each such excess Lot shall be reduced to an amount which, if increased at the rate of ____% per


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annum, compounded annually, from the Closing Date to the Takedown Deadline for which such Lot would be allocated to satisfy the Minimum Aggregate Takedown, would equal the Purchase Price set forth on Exhibit B. In the event that, by reason of an accelerated Takedown or otherwise, the adjusted Purchase Price for the Takedown of the last Lots subject to this Agreement (excluding the Excluded
Lots) is less than the sum of the unapplied Option Payment, the difference shall be refunded to Purchaser at the final Closing.


                                   ARTICLE II
                             Status of the Property

                  2.1 Homeowners Association. Prior to the initial Closing, Purchaser shall prepare and deliver for Seller's approval, which shall not be unreasonably withheld, Purchaser's proposed declaration of covenants, conditions and restrictions for the Lots (together with any supplements, amendments or modifications thereto, the "Declaration"), and proposed articles of incorporation, bylaws and rules for the related homeowners association (together with the Declaration, the "Association Documents"). Seller shall execute, acknowledge and record the Declaration (and obtain and record a fully executed and acknowledged consent and subordination to the Declaration from any mortgagee holding a mortgage or deed of trust encumbering the Lots) prior to the initial Closing, subjecting those Lots agreed upon by Seller and Purchaser to the Declaration, and including the balance of the Lots as annexable to the Declaration. Thereafter, prior to each subsequent Closing, Seller shall execute, acknowledge and record a supplement to the Declaration (and obtain and record a fully executed and acknowledged consent and subordination to the supplement to the Declaration from any mortgagee holding a mortgage or deed of trust encumbering the Lots), subjecting those additional Lots agreed upon by Seller and Purchaser to the Declaration, If Seller and Purchaser are unable to agree on the form and content of the Association Documents, or the Lots to be subjected thereto at the initial Closing or annexed thereto at any subsequent Closing: (i) the Declaration shall be recorded at the initial Closing subjecting only the Lots subject to the initial Closing to the Declaration; (ii) the Declaration shall provide for and permit the subsequent annexation of the remainder of the Lots; and (iii) supplements to the Declaration shall be recorded at each subsequent Closing annexing the Lots subject to such subsequent Closing to the Declaration. At or following each Closing, if requested by Purchaser, Seller shall assign to Purchaser any and all declarant rights under the Declaration as may be reasonably required by Purchaser in connection with its construction, marketing and sale of the Lots and improvements thereon, including any special declarant rights, development rights, and the right to appoint the members of the board of directors of the Association and the architectural review or other similar committee (collectively, the "Declarant Rights").

                  2.2 Transfer Upon Failure to Acquire All Lots. In the event that this Agreement is terminated for any reason, except by reason of Seller's default, prior to Purchaser having acquired all of the Lots: (i) Purchaser shall deliver to Seller copies of all architectural, site and construction plans, elevations, drawings, specifications and designs for the product designed by of for Purchaser, or otherwise contemplated by Purchaser, for use on the Lots (the "Home Plans"), and shall execute and deliver to Seller one or more instruments assigning to Seller a non-exclusive license to use the Home Plans in connection with the development of the remaining Lots; (ii) Purchaser shall deliver to Seller copies of any and all other Warranties, Plans, Permits, Intangible Property and studies or tests, including, but not limited to, soil tests,


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topographical information, engineering and other similar preliminary work, but excluding economic, financial and marketability studies and pro formas, and similar proprietary information of Purchaser, relating to the Lots, and shall execute and deliver to Seller one or more instruments assigning such items to Seller; (iii) Purchaser, at Seller's request, shall transfer to Seller all of the Declarant Rights previously transferred to Purchaser; and (iv) Purchaser shall remove all signs, equipment, materials and other personal property from any Lots owned by Seller or the Association. The provisions of this Section 2.2 shall survive the termination of this Agreement.

                  2.3 Property Condition. Except as expressly set forth in this Agreement, Purchaser acknowledges that the Lots will be conveyed in their "as-is" condition, and Purchaser accepts and agrees to bear all risks regarding all attributes and conditions, latent or otherwise, of the Lots purchased by Purchaser. Purchaser has made or will make prior to each Closing its own inspection and investigation of the Lots, including, without limitation, their subsurface, soil, engineering and other conditions and requirements, whether there are any eminent domain or other public or quasi-public takings of the Lots contemplated, and all zoning and regulatory matters pertinent to the Lots. Purchaser shall purchase the Lots upon Purchaser's own inspection and investigation and not in reliance on any statement, representation, inducement or agreement of Seller except as specifically provided herein. Purchaser agrees that neither Seller nor anyone acting on behalf of Seller has made any representation, guarantee or warranty whatsoever, either written or oral, concerning the Lots except as specifically set forth herein. Except for conditions caused by Seller or its employees, contractors, agents or representatives (Purchaser and its employees, contractors, agents or representatives being expressly excluded from any of the foregoing), Seller shall have no responsibility, liability or obligation subsequent to each Closing with respect to any conditions, including, without limitation, environmental conditions, or as to any other matters whatsoever respecting in any way the Lots purchased by Purchaser, and Purchaser hereby fully and forever releases Seller and its employees, contractors, agents and representatives (except in their respective capacities, if any, as employees, contractors, agents or representatives or Purchaser) with respect to such conditions.

                  2.4 Access to the Property. Purchaser shall have the right to access the Lots for ongoing investigation, which may include, without limitation, the right to have made, at Purchaser's expense, any surveys, studies or inspections of the Lots as Purchaser may deem necessary or appropriate. Seller agrees to cooperate reasonably with any such investigations, inspections, surveys or studies made by or at Purchaser's direction so long as such cooperation is at no expense to Seller. Following any such activities by Purchaser, Purchaser shall restore the Lots to their preexisting condition. Purchaser shall indemnify, defend, and hold harmless Seller from any expenses, damages and liabilities, including reasonable attorneys' fees, that Seller may suffer or incur arising out of any claims for property damage or personal injury, or claims from materialmen or laborers, which in turn arise from Purchaser's investigations under this Section 2.4, and such indemnification shall survive the termination of this Agreement. The foregoing notwithstanding, Purchaser shall have no right to terminate this Agreement and receive a refund of the Option Payment or any other amounts by reason of its investigation activities under this Section 2.4.




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                                  ARTICLE III
                                      Title

                  3.1 Permitted Exceptions; Title Commitment. Seller shall deliver to Purchaser within 20 days after the Effective Date a current title insurance commitment issued by Land Title Guaranty Company, located at 3033 E. 1st Ave., Suite 600, Denver, Colorado 80206 (the "Title Company"), together with legible copies of all recorded exceptions to title referred to therein (collectively, the "Title Commitment"), showing marketable title to the Lots to be vested in Seller and committing to insure such title to the Lots in Purchaser by the issuance of an ALTA extended coverage policy of owner's title insurance in the amount of the Purchase Price. The "Permitted Exceptions" hereunder shall consist of: (i) any state of facts which would be revealed in an ALTA/ACSM Land Title Survey or by an inspection of the Lots; (ii) taxes and assessments for the year of closing; (iii) the exceptions to title disclosed in the original Title
Commitment: excluding (A) any taxes or assessments delinquent as of the Effective Date, (B) any monetary liens or encumbrances, and (C) any exceptions to title disclosed in the original Title Commitment, or any subsequent update thereof, which are deleted or removed in any update of the Title Commitment prior to the Closing; (iv) the Declaration and any other instruments approved by Purchaser; (v) any easement, dedication, subdivision improvement agreement or similar instrument reasonably required to develop the Lots in accordance with or as contemplated by the final plat and other development plats, plans and agreements relating to the Lots; and (vi) any matter created by, or at the request or with the approval of, Purchaser or its employees, contractors, agents and representatives.

                  3.2 Right to Cure. Any Lot subject to a title defect other than the Permitted Exceptions shall be deemed an "Excluded Lot" and Seller shall have 90 days (the "Cure Period") from receipt of written notice from Purchaser describing such title defect within which to cure such title defect and provide Purchaser with notice of such cure. Seller shall not be deemed to have cured a title defect by obtaining title insurance therefor, unless Purchaser consents to such form of cure in its sole and absolute discretion. If the title defect is cured within the Cure Period, the Lot shall no longer be deemed an Excluded Lot. If the title defect creating an Excluded Lot is not cured within the Cure Period, Seller shall notify Purchaser of its inability to cure the defect, and Purchaser, within five (5) business days following receipt of such notice from Seller, shall elect either: (i) to waive the title defect and acknowledge that the Lot is no longer an Excluded Lot; or (ii) to waive its right to acquire the Excluded Lot under this Agreement. If Purchaser fails either to waive the title defect or to waive its right to acquire the Excluded Lot within such five (5) business day period, Purchaser shall be deemed to have elected to waive its right to acquire the Excluded Lot. If Purchaser waives, or is deemed to have waived, its right to acquire an Excluded Lot pursuant to the terms of this
Section 3.2, such Excluded Lot shall not be considered in determining whether Purchaser has acquired all the Lots subject to this Agreement, and the Minimum Aggregate Takedown for the last Takedown Deadline shall be reduced by one (1).

                  3.3 Condemnation. In the event that any Lot or portion of a Lot shall be subject to a pending or threatened condemnation or similar proceeding, or shall previously have been acquired, by authority of any governmental agency in the exercise of its power of eminent domain or by private purchase in lieu thereof (a "Condemnation"), Purchaser may elect, at its sole option, either: (i) to designate such Lot as an Excluded Lot, in which event Purchaser shall


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be deemed to have elected to waive its right to acquire such Excluded Lot; or
(ii) to waive its right to so designate the Lot and to consummate the transaction contemplated hereby, in which case Seller shall assign to Purchaser all of Seller's proceeds and right to receive proceeds, if any, payable as a result of such Condemnation; provided, however, that in the event that the Condemnation is de minimis and does not materially affect the use and suitability of such Lot as a residential lot for the product contemplated by Purchaser, Purchaser shall not be entitled to designate such Lot as an Excluded Lot. If Purchaser waives, or is deemed to have waived, its right to acquire an Excluded Lot pursuant to the terms of this Section 3.3, such Excluded Lot shall not be considered in determining whether Purchaser has acquired all the Lots subject to this Agreement, and the Minimum Aggregate Takedown for the last Takedown Deadline shall be reduced by one (1).

                  3.4 Status of Title; Senior Loans. At Closing, Seller shall convey to Purchaser title to the Lots, subject only to the Permitted Exceptions. Seller shall not, after the date hereof, sell, convey, option, lease, contract to do any of the foregoing or otherwise convey, abandon, relinquish, cloud, or encumber title to the Lots or any part thereof or contract to do any of the foregoing, except as may be expressly provided for herein. The foregoing notwithstanding, Seller shall have the right to grant mortgages or deeds of trust encumbering the Lots, and Purchaser agrees to execute and deliver subordinations of this Agreement and the Memorandum of Option to such mortgages and deeds of trust as may be reasonably requested by Seller. Purchaser's obligation to so subordinate, or to enter into this Agreement subject, to any senior mortgage or deed of trust (a "Senior Loan"), shall be subject to Seller obtaining an agreement, of form and content reasonably satisfactory to Purchaser, from such lender that the lender will notify Purchaser of any default by Seller under the Senior Loan, and will permit Purchaser to cure such default. Seller agrees that Purchaser may demand immediate cash payment from Seller, or may elect to receive a credit against the Purchase Price (at such Closings as Purchaser may elect), or a combination thereof, for any amounts expended by Purchaser to cure a default under a Senior Loan, including by prepayment of the Senior Loan in full. The foregoing notwithstanding, Purchaser shall be under no obligation to cure any Senior Loan. Any default by Seller under any Senior Loan or any loan junior to the Memorandum of Option, which is not cured within the cure period, if any, contained therein or which is cured by Purchaser on Seller's behalf, shall constitute a default by Seller under this Agreement.

                  3.5 Issuance of Title Policy. At Closing, Purchaser shall use good faith efforts to cause the Title Company, at Purchaser's expense, to issue to Purchaser, or unconditionally commit to issue to Purchaser after Closing, an ALTA owner's policy of title insurance insuring marketable, insurable title to the Lots in Purchaser in the amount of the Purchase Price, subject only to the Permitted Exceptions (the "Title Policy"). At or before the Closing, Seller shall satisfy all reasonable and customary requirements contained in the Title Commitment or in any update thereof, including any requirements for Seller to execute mechanics lien/final affidavits to the Title Company, except those which by their nature can only be satisfied by Purchaser. All title insurance premiums, closing and settlement fees, endorsement premiums and other similar costs shall be paid by Purchaser.


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                                   ARTICLE IV
                     Seller's Representations and Warranties

                  Seller represents and warrants to Purchaser as follows:

                  4.1 No Third-Party Interests. Seller has not granted to any party any option, contract or other agreement with respect to a purchase or sale of the Lots or any portion thereof or any interest therein, except as contemplated by this Agreement.

                  4.2 No Possessory Rights. Except for any rights of possession under the Permitted Exceptions and any rights contemplated by this Agreement, Seller has not granted or permitted any possessory rights in any of the Lots.

                  4.3 Litigation. Seller has no knowledge, and Seller has not received notice, of any actions, suits, proceedings or claims pending or threatened with respect to or in any manner affecting Seller's interest in the Lots (to the extent not previously conveyed to Purchaser or the Association) or the ability of Seller to consummate the transaction contemplated by this Agreement.

                  4.4 Authority. Seller is a limited liability company duly organized and existing and in good standing under the laws of the State of Colorado. Seller has the full right and authority to enter into this Agreement and consummate the transaction contemplated by this Agreement. All requisite corporate or other entity action has been taken by Seller in connection with the entering into of this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons and entities signing this Agreement on behalf of Seller is authorized to do so. Seller shall furnish to Purchaser any and all documents to evidence such authority as Purchaser shall reasonably request.

                  4.5 Consents; Binding Obligations. No third party approval or consent is required to enter into this Agreement or to consummate the transaction contemplated hereby. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

                  4.6 Omissions; Indemnity. All representations and warranties made by Seller in this Agreement are free from any untrue statement of material fact and do not omit to state any material facts necessary to make the statements contained herein not misleading. Each of the representations and warranties contained in this Article IV are acknowledged by Seller to be material and to be relied upon by Purchaser in proceeding with this transaction, shall be deemed to have been remade by Seller as of the date of each Closing and shall survive each Closing. Seller shall indemnify and hold Purchaser harmless and defend Purchaser from any loss, liability or expense, including reasonable attorneys' fees, incurred by Purchaser, and any claim made against Purchaser by reason of the breach of any of the foregoing representations or warranties.


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                                   ARTICLE V
                   Purchaser's Representations and Warranties

                  Purchaser represents and warrants to Seller as follows:

                  5.1 Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Purchaser has the full right and authority to enter into this Agreement and consummate the transaction contemplated by this Agreement. All requisite corporate action has been taken by Purchaser in connection with the entering into of this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons signing this Agreement on behalf of Purchaser is authorized to do so. Purchaser shall furnish to Seller any and all documents to evidence such authority as Seller shall reasonably request.

                  5.2 Omissions; Indemnity. All representations and warranties made by Purchaser in this Agreement are free from any untrue statement of material fact and do not omit to state any material facts necessary to make the statements contained herein or therein not misleading. Each of the representations and warranties contained in this Article V are acknowledged by Purchaser to be material and to be relied upon by Seller in proceeding with this transaction, shall be deemed to have been remade by Purchaser as of the date of each Closing and shall survive each Closing. Purchaser shall indemnify and hold Seller harmless and defend Seller from any loss, liability or expense, including reasonable attorneys' fees, incurred by Seller or any claim made against Seller by reason of the breach of any of the foregoing representations or warranties.

                                   ARTICLE VI
                      Seller's Undertakings Pending Closing

                  6.1 Advise Purchaser. Until the earlier of the final Closing or the termination of this Agreement, Seller agrees to notify Purchaser promptly upon learning or receiving notice, whichever first occurs, of:

                      6.1.1 Any fact or event which would make any of the representations or warranties of Seller contained in this Agreement untrue or misleading in any material respect or which would cause Seller to be in violation of any of its covenants or other undertakings or obligations hereunder.

                      6.1.2 Any pending or threatened (and unresolved) litigation which affects the Lots (to the extent not previously conveyed to Purchaser) or any part thereof.

                      6.1.3 Any material damage or destruction (excluding normal wear and tear) to the Lots (to the extent not previously conveyed to Purchaser) or any part thereof.

                      6.1.4 Any pending or threatened (and unresolved) condemnation which would affect the Lots (to the extent not previously conveyed to Purchaser) or any part thereof.


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                      6.1.5 Any threatened (and unresolved) or pending
proceedings in bankruptcy or insolvency which would affect Seller or the Lots (to the extent not previously conveyed to Purchaser).

                                  ARTICLE VII
                      Purchaser's Obligations and Expenses

                  7.1 Expenses. It is the parties' intention that Seller shall not be required, during the term of this Agreement, to incur any expense or other charge applicable to the Property except as expressly set forth herein, so that all impositions, insurance premiums, utility expenses, construction costs, Association obligations, repair and maintenance expenses and all other costs and expenses (but excluding income taxes and franchise taxes) of any character or kind, general or special, ordinary or extraordinary, foreseen or unforeseen, and of every kind and nature whatsoever, shall be paid or discharged by Purchaser; provided, however, Seller shall have no right to incur costs relating to the Property (other than to protect Seller's interest in the Property) for which Purchaser shall be responsible without Purchaser's written consent. Without limiting the foregoing, Purchaser shall, as a material part of the consideration to Seller in exchange for Seller's grant to Purchaser of the option to purchase the Lots: (i) pay prior to delinquency all real estate taxes, special taxes, assessments and other charges, including homeowner association dues and charges pertaining to common areas, roadway, water, wastewater, impact or other fees payable to any governmental or quasi-governmental authority, district or other utility provider (collectively, "Authorities"), or otherwise payable by seller and attributable to the Lots, and any other portion of the Property which accrue or become due during the term of this Agreement (but regardless of whether such taxes (including agricultural rollback taxes), assessments, fees or charges relate to period prior to the term of this Agreement), and (ii) maintain at its expense the Lots in good order, condition and repair, and (iii) pay prior to delinquency all charges for water, electricity, telephone service, trash removal and all other services or utilities used on or about the Property prior to the termination of this Agreement, and (iv) perform at its expense all insurance and other obligations to be performed by Purchaser contained in this Agreement. A copy of each check to the applicable County Tax Assessor or Treasurer (or other applicable taxing authority) for taxes attributable to portions of the Property owned by Seller shall be sent to Seller promptly upon the submission of same to the Tax Assessor or Treasurer. If Purchaser either fails to exercise its rights to acquire all of the Lots pursuant to this Agreement, or is otherwise in default under this Agreement, then upon the termination of this Agreement, Purchaser shall immediately pay to Seller all unpaid taxes and assessments which accrued or became payable during the term of this Agreement with respect to the portion of the Property not acquired by Purchaser. The amounts payable by Purchaser upon such termination shall be determined based upon the latest available information (apportioned on a per diem basis using a 365-day year), and when the actual bills are received, the parties shall make such payment, one to the other, as is necessary so that Purchaser pays the actual amount of taxes and assessments attributable to the term of this Agreement.

                  7.2 Other Taxes. Purchaser acknowledges that it is acquiring each Lot for resale. Purchaser hereby assumes the liability for and agrees to pay: (a) all state, county, local and other assessments, transfer taxes, sales taxes, transaction privilege taxes and other or similar taxes or charges owing in connection with Purchaser's acquisition of the Lots and in connection with Purchaser's development and subsequent resale of such Lots; (b) all charges in connection with fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any Authorities; and (c) any tax or excise on receipts, gross receipts tax, or other tax (but excluding income taxes and franchise taxes), however described, which is levied or assessed by the United States of America or any state, county or local government or agency thereof against Seller in respect to all charges or payments made by Purchaser under this Agreement or as a result of Seller's receipt of such charges or payments, and Purchaser shall indemnify, defend and hold harmless Seller and its managers, members, employees, agents, affiliates, successors and assigns for, from and against Purchaser's failure to pay all such amounts when due and against all liability and expense, including without limitation, penalties, interest and reasonable attorneys' fees and costs, from any such failure.

                  7.3 Repair. If, during the term of this Agreement, any of the Lots, or the improvements thereto or any streets, rights-of-way of other improvements within the subdivision (the "Subdivision Improvements") are damaged or destroyed, Purchaser shall immediately repair and restore the Lots and the Subdivision Improvements to their respective condition immediately prior to such damage and destruction. Upon the termination of this Agreement, Purchaser shall deliver the Subdivision Improvements and the Lots not purchased by Purchaser to Seller in good condition and repair.

                  7.4 Insurance. During the term of this Agreement, Purchaser shall, at its sole expense, procure and maintain commercial general liability insurance against claims for bodily injury, death or property damage, occurring in, on or about the Property, or resulting from the use or maintenance thereof, in an amount of at least $2,000,000 for each occurrence and $5,000,000 in the general aggregate. The liability policy shall (i) name Seller and any other parties designated by Seller as additional named insureds. The policy shall be issued by an insurance company authorized to do business in the state in which the Lots are located and approved by Seller, which approval will not be unreasonably withheld. The policy shall provide that no cancellation, alteration or non-renewal of said insurance shall be effective unless the insurance company issuing such policy gives Seller at least 30 days prior written notice thereof. The policy shall provide that it will be primary to any insurance policy otherwise purchased by Seller. During the term of this Agreement, Purchaser shall also, at its sole expense, procure and maintain employer's liability insurance for workmen's compensation in an amount not less than the statutory limits of coverage. Purchaser shall deliver to Seller evidence of such insurance in a form reasonably satisfactory to Seller, on the date of this Agreement and upon any modification, renewal or replacement of coverage.

                  7.5 Indemnity. To the fullest extent permitted by law, Purchaser does and shall indemnify, defend and hold harmless, and hereby releases and discharges, Seller and its managers, members, employees, agents, affiliates, successors and assigns, except to the extent caused by the negligence or willful misconduct of any such indemnified parties, for, from and against all claims, demands, liabilities, losses, damages, costs and expenses, including but not limited to court costs and reasonable attorneys' fees and costs, arising out of or in connection with: (i) Purchaser's use or occupancy of the Property, or any portion thereof: (ii) any work, occurrence, conduct, act or omission maintained, performed, permitted or suffered by Purchaser or any representative, subcontractor or supplier of Purchaser, or any employee, agent, invitee or licensee of any of the foregoing, on or about or pertaining to the Property or any portion thereof; (iii) any claim pertaining or relating to the Property, specifically including, without limitation, any claims arising as a result of the condition of the surface and sub-surface of the Property or any portion thereof existing, created or arising prior to or during the term of this Agreement, and/or the failure of the Property or any portion thereof to be properly graded and compacted as necessary to minimize all risks of subsidence and any other settlement or movement of the soils; (iv) any condition of or on the Property, or any portion thereof, or of or on any street, curb or sidewalk thereon or adjacent thereto or any improvement constructed or to be constructed thereon existing, created or arising prior to or during the term of this Agreement; (v) Purchaser's failure to perform Purchaser's obligations, or Purchaser's breach of Purchaser's obligations, representations or warranties, under this Agreement, (vi) any act, omission, negligence or misconduct of Purchaser or its representatives, subcontractors, suppliers, employees, agents, invitees or licensees, (vii) any accident, injury or damage whatsoever caused to any person, firm or corporation in or about the Property or any sidewalk, street or land adjacent thereto arising as a result of any act or omission during the term of this Agreement; (viii) the physical condition of the Property or any portion thereof existing, created or arising prior to or during the term of this Agreement, and the impact of any federal, state or local law, common law, statute, ordinance, regulation, administrative rule, policy or order, now in effect or at anytime hereafter enacted which pertains or is applicable to or governs: hazardous materials or substances, or the use, permitting and/or environmental condition of the Property (including the subsurface thereof) and any property adjacent thereto, or which pertains to health, industrial hygiene or the regulation or protection of the environment; and (ix) any claim made against Seller relating to impact fees and/or real property taxes arising for any time periods during and before the term of this Agreement. The covenants contained in this Section 7.5 shall survive any Closing or the termination of this Agreement and shall be continuing obligations of Purchaser for so long as same may be enforced within any applicable statute of limitations time periods.

                                  ARTICLE VIII
                                    Closings

                  8.1 Time of Closing. Closings shall take place at 1:00 p.m. on the respective Closing Dates, in the offices of the Title Company, or at such other time and place as may be mutually agreed upon by Seller and Purchaser.

                  8.2 Deliveries. At each Closing the following shall occur:

                      8.2.1 Deed. Seller shall deliver to Purchaser a duly executed and acknowledged special warranty deed, of form reasonably acceptable to Purchaser, conveying fee simple title to the Lots to Purchaser, subject only to the Permitted Exceptions.

                      8.2.2 Payment. Purchaser shall pay to Seller the Purchase Price as provided in Section 1.4.2, subject to the adjustments described in
Article IX.

                      8.2.3 Possession. Possession of the applicable Lots shall be delivered to Purchaser.

                      8.2.4 Assignment of Intangibles; Delivery of Permits. Seller shall execute and deliver to Purchaser an non-exclusive assignment, of form reasonably acceptable to Purchaser, of all of Seller's right, title and interest in and to the Plans, Warranties, Permits and

Intangible Property, to the extent the same are assignable. At the Closing of the purchase of the last Lots (excluding Excluded Lots) subject to this Agreement, Seller shall deliver to Purchaser the originals (or accurate copies) of all Plans, Warranties and Permits in Seller's possession and all other materials of whatever kind owned by Seller relating to the development, improvement and ownership of the Property.

                      8.2.5 Non-Foreign Certificate. Seller shall execute and deliver to Purchaser and the Title Company an affidavit that Seller is exempt from the withholding requirements of Section 1445 of the Internal Revenue Code.

                      8.2.6 Mechanics' Liens. Seller shall execute and deliver to the Title Company such agreements or statements concerning claims for mechanic's liens as may be customarily required by the Title Company from Seller in order to issue the Title Policy, except that Seller shall not be required to post any bond or security in connection therewith.

                      8.2.7 Miscellaneous Documents. Seller shall, whenever and as often as it shall be reasonably requested so to do by Purchaser, and Purchaser shall, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

                                   ARTICLE IX
                         Prorations and Closing Expenses

                  9.1 Taxes. At Closing, real and personal property taxes on the Lots shall not be prorated. In lieu thereof, Purchaser shall receive a credit in the amount of the credit, if any, received by Seller as a tax proration when it originally acquired the Property, allocated in a reasonable manner among the Lots subject to this Agreement.

                  9.2 Liens and Encumbrances. The amount of any lien, deed of trust or other monetary encumbrance then affecting the Lots, including all prepayment penalties, shall be paid from the funds to which Seller shall otherwise be entitled. If such funds are insufficient to pay all such encumbrances, Seller shall pay the deficiency.

                  9.3 Closing Costs. Purchaser shall pay the fee for recording Seller's deed, the premium for the Title Policy, the Title Company's escrow and closing fee, its attorneys' fees and costs, and all conveyance, transfer, sales and other taxes of fees, if any. Seller shall pay the cost of recording any instruments required to discharge any liens or encumbrances against the Lots which are not Permitted Exceptions and its attorneys' fees and costs.

                  9.4 Settlement Statement. At each Closing, Seller and Purchaser shall execute a closing settlement statement to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement.

                                    ARTICLE X
                                    Remedies

                  10.1 Defaults. If either party fails to (a) pay any sum of money when due as provided in this Agreement and such failure continues for a period of at least five (5) business days after the delivery of written notice thereof by the other party, or (b) perform any other covenant, agreement or condition as provided in this Agreement and such failure continues for a period of at least 15 days after the delivery of written notice thereof by the other party, the non-performing party shall be deemed to be in default hereunder. The foregoing notwithstanding, the availability of the foregoing cure periods shall in no event apply to Purchaser's failure to close the purchase of Lots equal to or exceeding the requisite Minimum Aggregate Takedown on or before the applicable Takedown Deadlines (an "Acquisition Default"), which shall immediately constitute a default by Purchaser and for which Purchaser shall be entitled to neither notice of default nor any cure period, and for which Seller shall be entitled to exercise its right to terminate this Agreement under
Section 10.3 immediately.

                  10.2 Default by Seller. In the event of a default hereunder by Seller, Purchaser shall be entitled to: (i) terminate this Agreement and obtain the prompt refund of the Option Payment (to the extent not previously applied at a Closing), whereupon both parties shall be discharged from all duties and performance hereunder; or (ii) treat this Agreement as being in full force and effect and to seek specific performance and/or damages.

                  10.3 Acquisition Default by Purchaser. In the event of an Acquisition Default hereunder by Purchaser, Seller, as its sole and exclusive remedy, shall be entitled to terminate this Agreement, without notice or right to cure, and retain the Option Payment (to the extent not previously applied at a Closing) as liquidated damages. The parties hereby agree that the amount of the Option Payment (to the extent not previously applied at a Closing) is a fair and reasonable estimate of the total detriment that Seller would suffer in the event of Purchaser's Acquisition Default hereunder.

                  10.4 Other Default by Purchaser. In the event of a default by Purchaser other than an Acquisition Default, Seller shall be entitled to: (i) terminate this Agreement and retain the Option Payment (to the extent not previously applied at a Closing) as liquidated damages, whereupon both parties shall be discharged from all duties and performance hereunder; or (ii) treat this Agreement as being in full force and effect and to seek specific performance of and/or damages with respect to any of Purchaser's representations, warranties or covenants contained in Sections 1.3, 2.2, 2.4,
11.1 and 11.2, and Articles V and VII of this Agreement.

                  10.5 Post-Closing Breach. The provisions of this Article X notwithstanding, either party shall be entitled, in addition to any other remedies available under this Agreement or otherwise, to seek damages for any post-Closing breach by the other party of its representations, warranties or covenants hereunder, other than an Acquisition Default.

                  10.6 Attorneys' Fees. Notwithstanding any contrary provision contained in this Agreement, in the event of any litigation or legal action arising out of this Agreement, the court shall award the prevailing party its reasonable costs and expenses incurred in connection with such litigation or legal action, including, without limitation, its reasonable attorneys' fees and costs.

                                   ARTICLE XI
                               General Provisions

                  11.1 Brokers. Seller and Purchaser each hereby represent and warrant to the other that their only contact with the other or with the Property has been made without the assistance of any broker or other third party. Seller and Purchaser agree to save and hold each other free, clear and harmless from any claim, cost or expense, including reasonable attorneys' fees, for or in connection with any claims for commissions or compensation claimed or asserted by or through each respective party in connection with the transaction contemplated herein.

                  11.2 Further Assurances. Each of the parties hereto undertakes and agrees to execute and deliver such documents, writings and further assurances as may be requisite to carry out the intent and purpose of this Agreement.

                  11.3 Entire Agreement. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property. All prior negotiations between the parties are merged in this Agreement; and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as herein set forth.

                  11.4 Survival. All of the parties' representations, warranties, covenants and agreements hereunder, to the extent not fully performed or discharged by or through a Closing, shall be deemed not merged into any instrument delivered at such Closing and shall remain fully enforceable thereafter.

                  11.5 Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, a Closing Date) should, under the terms hereof, fall on a weekend or holiday, then such date shall be automatically extended to the next succeeding weekday that is not a holiday.

                  11.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

                  11.7 Notices. Any notice required or permitted to be sent pursuant to this Agreement shall be in writing and shall be deemed given, sent, delivered and received upon the earlier of: (i) when personally or actually delivered; or (ii) three (3) business days after having been deposited in a U.S. Postal Service depository and sent by registered or certified mail, return receipt requested, with all required postage prepaid; (iii) upon confirmed telefacsimile transmission and the deposit of the original in a U.S. Postal Service depository, with all required postage; or (iv) one (1) business day after being deposited with a commercial overnight courier and sent by overnight delivery with all required charges prepaid; and addressed:

                  If to Seller:

                  RS Investments/Stonebridge, LLC
                  603 Park Point Drive, Suite 201
                  Golden, Colorado  80401
                  Attn:  Robert R. Short

                  Telephone No.:  (303) 526-9000
                  Telefacsimile No.:  (303) 526-2157

                  If to Purchaser:

                  The Genesee Company
                  603 Park Point Drive, Suite 201
                  Golden, Colorado  80401
                  Attn:  Kurt Wolter

                  Telephone No.:  (303) 526-9000
                  Telefacsimile No.:  (303) 526-2157

                  with a copy to:

                  Michael C. Villano, Esq.
                  Otten, Johnson, Robinson,
                    Neff & Ragonetti, P.C.
                  950 17th Street, Suite 1600
                  Denver, Colorado  80202

                  Telephone No.:  (303) 825-8400
                  Telefacsimile No.:  (303) 825-6525

                  Any address fixed pursuant to the foregoing may be changed by the addressee by notice given pursuant to this Section 11.7.

                  11.8 Headings. The paragraph headings which appear in some of the Sections of this Agreement are for purposes of convenience and reference and are not in any sense to be construed as modifying the Sections in which they appear.

                  11.9 Assignment. Purchaser may assign this Agreement without the consent of Seller. Any assignee shall assume all obligations imposed on Purchaser as if the assignee were the original purchaser in this Agreement. Upon any such assignment and assumption, Purchaser shall be released from all liability hereunder.

                  11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

                  11.11 SPECIAL IMPROVEMENT DISTRICT DISCLAIMER/ DISCLOSURE. SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASERS SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.

                  11.12 Facsimile Signatures. The facsimile signature of any party on this Agreement shall be deemed an original for all purposes.

                  11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed a duplicate original.

                  11.14 Acceptance. Upon execution and delivery of this Agreement by Purchaser or Seller, this Agreement shall constitute an offer to purchase the Property on the terms and conditions set forth herein. The foregoing notwithstanding, either party may revoke its execution and delivery at any time prior to the execution and delivery by the other party, by delivering oral or written notice (which need not conform with the requirements of Section
11.7 hereof) of such revocation to the other party.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Effective Date.

                                    SELLER:

                                    RS INVESTMENTS/STONEBRIDGE, LLC, a
                                    Colorado limited liability company



                                    By:
                                       ---------------------------------------
                                       Robert R. Short, Manager


                                    PURCHASER:

                                    THE GENESEE COMPANY, a Colorado
                                    corporation



                                    By:
                                       ---------------------------------------
                                       Terry T. Kyger
                                       Vice President

                                    EXHIBIT A
                                       to
                           PURCHASE AND SALE AGREEMENT

                                Legal Description


A Lots:


LOTS 1-6, 10 AND 11, BLOCK 1,
LOTS 1-8, BLOCK 3, AND
LOTS 1-6 AND 11-14, BLOCK 5,
EAGLE RIDGE FILING NO. 1,
COUNTY OF JEFFERSON,
STATE OF COLORADO


B Lots:


LOTS 1-4, 8-13, 18-25, 31-34 AND 41-46, BLOCK 2,
LOTS 11-19 AND 21-30, BLOCK 3,
LOTS 1-8, BLOCK 4,
EAGLE RIDGE - FILING NO. 1,

AND

LOTS 2 AND 3, BLOCK 13,
EAGLE RIDGE FILING NO. 1 - REPLAT C,

COUNTY OF JEFFERSON,
STATE OF COLORADO

                                    EXHIBIT B
                                       to
                           PURCHASE AND SALE AGREEMENT

                         Lot Purchase Prices and Phases


                  Lot Type                               Purchase Price


                  A Lots                                     $87,930

                  B Lots                                     $64,435

                                    EXHIBIT C
                                       to
                           PURCHASE AND SALE AGREEMENT

                Minimum Aggregate Takedown and Takedown Deadlines


      Takedown Deadline                    Minimum Aggregate Takedown

        End of Month                  A Lots         B Lots         Total

      February 2000                      1             3              4
      March 2000                         3             6              9
      April 2000                         4             9             13
      May 2000                           5            13             18
      June 2000                          6            16             22
      July 2000                          8            19             27
      August 2000                        9            23             32
      September 2000                    11            26             37
      October 2000                      12            29             41
      November 2000                     14            32             46
      December 2000                     16            35             51
      January 2001                      17            39             56
      February 2001                     19            42             61
      March 2001                        20            45             65
      April 2001                        22            48             70
      May 2001                          23            51             74
      June 2001                         25            54             79
      July 2001                         26            57             83

      Total                             26            57             83

                                    EXHIBIT D
                                       to
                           PURCHASE AND SALE AGREEMENT

                          Form of Memorandum of Option